EXECUTIVE EMPLOYMENT AGREEMENT This Agreement is effective as of August 25, 2025, and is between Fulton Financial Corporation, a Pennsylvania corporation (“Fulton”), and Kevin C. Gremer, an adult individual (the “Executive”). BACKGROUND Fulton desires to enter into an employment agreement with the Executive (the “Agreement”), to address the terms and conditions of the Executive’s employment, including, but not limited to, the consequences of an employment termination, and Executive desires to enter into this Agreement, based on and subject to, for both Fulton and Executive, the terms and conditions contained in this Agreement. NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein and intending to be legally bound hereby, the parties hereto agree as follows: Section 1. Position and Duties. 1.1 Employment. Fulton hereby employs the Executive, and Executive hereby accepts employment with Fulton, for the period and upon the terms and conditions hereinafter set forth. 1.2 Position and Duties. (a) Executive shall serve hereunder initially as Senior Executive Vice President and Chief Operations and Technology Officer of Fulton Bank, National Association, Fulton’s banking subsidiary. During the term of this Agreement, the Executive may serve in such other or additional positions as may be assigned by the Board of Directors of Fulton (the “Board”), or by the Chief Executive Officer of Fulton (the “Chief Executive Officer”) acting on behalf of the Board. Executive shall perform such duties and shall have such authority consistent with Executive’s position as may from time to time reasonably be specified by the Board, or by the Chief Executive Officer acting on behalf of the Board. Executive shall at all times comply with Fulton’s Code of Conduct and Fulton’s other policies, as the same may be amended or supplemented from time to time. Executive shall perform Executive’s duties for Fulton consistent with this Section 1.2(a) principally at Fulton’s headquarters in Lancaster, Pennsylvania, (or at such other locations determined by the Board, or by the Chief Executive Officer acting on behalf of the Board), except for periodic travel that may be necessary or appropriate in connection with the performance of Executive’s duties hereunder. (b) Executive shall devote Executive’s full working time, energy, skill and good faith efforts to the performance of Executive’s duties hereunder and will diligently work to further the business and interests of Fulton. Executive shall not be employed by or participate or engage in or be a part of in any manner the management or operation of any business enterprise other than Fulton without the prior written consent of the Board or the Chief Executive Officer, and in accordance with the then-effective Fulton Financial Corporation Code of Conduct.

2 Section 2. Term and Termination. 2.1 Term. The term of the Executive’s employment under this Agreement (the “Employment Period”) shall commence on the effective date of the Agreement first entered above (the “Effective Date”) and shall continue until the earliest of (a) the voluntary termination of, or retirement from, the Executive’s employment by the Executive other than for Good Reason (as defined in Section 4.2) with forty-five (45) days advance written notice to Fulton, (b) the termination of the Executive’s employment by the Executive for Good Reason, (c) the termination of the Executive’s employment by Fulton for any reason other than Cause (as defined in Section 4.3), (d) the termination of the Executive’s employment by Fulton for Cause, (e) termination of the Executive’s employment with Fulton due to Disability (as defined in Section 4.4), or (f) the death of the Executive. 2.2 Expiration of the Agreement. This Agreement shall expire, if not terminated earlier under Section 2.1, on December 31 of the year in which the Executive attains the age of sixty-five (65), and the Executive shall thereafter only be entitled to post-termination benefits that started prior to the expiration. If the Executive’s employment continues following such expiration of this Agreement, it shall as an employee at will. Section 3. Compensation. 3.1 Annual Compensation. As compensation for Executive’s services hereunder, Fulton shall pay to Executive a base salary at an initial annual rate equal to $460,000.00, payable in periodic installments in accordance with Fulton’s regular payroll practices in effect from time to time. Executive’s annual base salary, as determined in accordance with this Section 3.1, is hereinafter referred to as Executive’s “Base Salary.” For years subsequent to the initial year of this Agreement, Executive’s Base Salary shall be set by the committee of the Board responsible for executive compensation (the “Human Resources Committee”) or the Board at an amount no less than the initial annual rate set forth herein. For each year in the Employment Period, Executive shall be a participant in any bonus or incentive compensation program for similarly situated executives, including, in particular, any annual cash bonus plan and equity-based long term incentive plan, that Fulton may implement and administer from time to time during the Employment Period, and the amount and form of such bonus and incentive compensation shall be determined annually by Fulton consistent with its Board’s executive compensation practices. References herein to the amount of the Executive’s Base Salary or annual cash bonus or incentive compensation shall be to the gross amount of such compensation element, inclusive of any elective compensation deferral agreements entered into by the Executive from time to time. 3.2 Employee Benefits. In addition to the compensation provided for in Section 3.1, Executive shall be eligible to participate during the Employment Period in those of Fulton’s broad-based employee retirement plans, welfare benefit plans, life insurance programs, and other benefit programs for which Executive is eligible under the terms of the plan or program, on the same terms and conditions that are applicable to employees generally. Further, Executive shall be eligible during the Employment Period to participate in any Fulton executive-only retirement plan, deferred compensation plan, welfare benefit plan, or other benefit programs, as and to the extent any such benefit programs, plans or arrangements are or may from time to time be in effect during the Employment Period.

3 3.3 Paid Time Off and Leave. Executive shall be entitled to annual paid time off, leave of absence and leave for temporary disability in conformity with Fulton’s regular policies and practices. Any leave of absence or leave due to a temporary disability shall not constitute a breach by the Executive of Executive’s agreements hereunder. 3.4 Other Executive Benefits. Executive shall also receive such other general executive perquisites as approved from time to time by the Human Resources Committee, the Board, or the Chief Executive Officer of Fulton, as appropriate, such as company paid club memberships and an automobile allowance. 3.5 Expense Reimbursement. During the term of Executive’s employment, Fulton shall reimburse Executive for all reasonable expenses incurred by Executive in connection with the performance of Executive’s duties hereunder in accordance with its regular reimbursement policies as in effect from time to time and upon receipt of itemized vouchers therefor and such other supporting information as Fulton may reasonably require. Section 4. Termination of Employment. 4.1 Voluntary Termination. In the event Executive’s employment is voluntarily terminated by Executive other than for Good Reason (as defined in Section 4.2), Fulton shall be obligated to pay Executive’s Base Salary through the effective date of termination of Executive’s employment, together with applicable expense reimbursements and all accrued and unpaid benefits and vested benefits in accordance with the terms of the applicable employee benefit plans (collectively, the “Accrued Obligations”) Upon making the payments described in this Section 4.1, Fulton shall have no further compensation obligation to Executive hereunder. 4.2 Termination for Good Reason; Termination Without Cause. (a) In the event: (i) Executive’s employment is terminated during the term hereof by Executive for “Good Reason” (as defined herein); or (ii) Executive’s employment is terminated during the term hereof by Fulton for any reason other than “Cause,” death or “Disability” (as each such term is defined herein); then, only if Executive executes and does not revoke a separation agreement in the form substantially similar to that attached hereto as Exhibit A, Fulton shall pay Executive the Accrued Obligations plus all of the consideration provided for in the following sentence for the twelve (12) months following such termination (the “Severance Period”); provided, however, that if the Executive has previously made any election to defer receipt of compensation, severance shall be paid under the terms of such election. For purposes of the foregoing, the severance consideration payable under this Section 4.2 shall be: (1) the Base Salary (as in effect immediately prior to the termination and paid through Fulton’s regular payroll processes); (2) any vested but unpaid bonus as of the date of termination; and (3) a cash bonus for the fiscal year in which the termination date occurs equal to the payout at the target level established for such fiscal year; pro-rated to the date of termination. During the Severance Period, the Executive shall also

4 continue to be eligible to participate in the health and welfare employee benefit plans referred to in Section 3.2 (i) to the extent Executive remains eligible under the applicable employee benefit plans, and (ii) to the extent Executive’s eligibility is not contrary to, or does not negate, the tax favored status of the plans or of the benefits payable under the plan. If Executive is legally unable to continue to participate in any health and welfare employee benefit plan or program provided for under this Agreement due to (i) or (ii) above, Executive shall be compensated in respect of such inability to participate through payment by Fulton to Executive, on an annual basis in advance, of an amount equal to the annual cost that would have been incurred by Fulton (which does not include any amount that would have been paid by the Executive) if the Executive were able to participate in such plan or program plus an amount which, when added to the Fulton annual cost, would be sufficient after Federal, state and local income and payroll taxes (based on the tax returns filed by the Executive most recently prior to the date of termination) to enable the Executive to net an amount equal to the Fulton annual cost. Notwithstanding the foregoing, if the Executive is also party to a Change in Control Agreement with Fulton or any subsidiary or affiliate, and the Executive receives severance payments under such Change in Control Agreement at termination of employment, the Executive shall not be entitled to receive severance compensation under this Agreement. Otherwise, the provisions of this Agreement control with respect to post-termination consideration. (b) As used herein, the Executive shall have “Good Reason” to terminate the Executive’s employment if one of the following conditions (i) through (iii) comes into existence, the Executive provides notice to Fulton of the existence of the condition within 90 days of its initial existence, and Fulton fails to remedy the condition within 30 days of receiving notice of its existence: (i) There has occurred a material breach of Fulton’s material obligations under this Agreement; (ii) The material diminution in Executive’s authority, duties, or base compensation, without Executive’s prior written consent; or (iii) Fulton requires Executive to be based at a location outside a thirty- five (35) mile radius of the location where Executive previously was based, except for travel reasonably required in connection with Fulton’s business. The determination as to whether “Good Reason” exists shall be made reasonably and in good faith by an affirmative vote of not less than two-thirds of the members of the Board of Fulton within the time frame set forth above. 4.3 Termination for Cause. In the event Executive’s employment is involuntarily terminated by Fulton for “Cause” (as defined herein) Fulton shall be obligated to pay to the Executive the Accrued Obligations. Upon making the payments described in this Section 4.3, Fulton shall have no further compensation obligation to Executive hereunder. As used herein, “Cause” shall mean the following: (a) Executive shall have committed a felony, or misdemeanor resulting or intending to result directly or indirectly in gain or personal enrichment to the Executive;

5 (b) Executive’s use of alcohol or other drugs which interferes with the performance by the Executive of Executive’s duties; (c) Executive shall have deliberately and intentionally refused or otherwise failed (for reasons other than incapacity due to accident or physical or mental illness) to substantially perform any of Executive’s duties to Fulton, with such refusal or failure continuing for a period of at least thirty (30) consecutive days following the receipt by Executive of written notice from Fulton setting forth in detail the facts upon which Fulton relies in concluding that Executive has deliberately and intentionally refused or failed to perform such duties; (d) Executive’s conduct that brings public discredit on or injures the reputation of Fulton, in the reasonable opinion of the Board or a committee of the Board; or (e) Fulton is legally precluded from employing Executive for the position and duties described in Section 1.2 of this Agreement. The determination as to whether “Cause” exists shall be made reasonably and in good faith by an affirmative vote of not less than two-thirds of the members of the Board of Fulton. 4.4 Benefits Following Death or Disability. (a) Following Executive’s total “Disability” (as defined below) or death during the term of this Agreement, the employment of the Executive will terminate automatically, in which event Fulton shall not thereafter be obligated to make any further payments hereunder other than the Accrued Obligations or as otherwise specifically provided herein. For purposes hereof, “Disability” shall have the meaning set forth in the Fulton long-term disability policy applicable to the Executive. (b) Termination upon Death or Disability. (i) In the event of a termination of this Agreement as a result of the Executive’s death, the Executive’s dependents, beneficiaries and estate, as the case may be, will receive such survivor’s income and other benefits as they may be entitled under the terms of the benefit programs, plans, and arrangements described in Section 3.2 which provide benefits upon the death of the Executive. (ii) In the event of a termination of this Agreement as a result of the Executive’s Disability, (A) Fulton shall pay the Executive an amount equal to at least six months’ Base Salary at the rate and as required by Section 3.1 and in effect immediately prior to the date of Disability, and (B) thereafter, for as long as Executive continues to be disabled, Fulton shall continue to pay an amount equal to at least 60% of Base Salary in effect immediately prior to the date of Disability until the earlier of Executive’s death or December 31 of the calendar year in which Executive attains age 65. Fulton shall be entitled to offset the foregoing payments against any benefits paid to the Executive under a long-term disability policy sponsored by Fulton, and to the extent not duplicative of the foregoing,

6 Executive shall receive those benefits customarily provided by Fulton to disabled former employees, which benefits shall include, but shall not be limited to, life, medical, health, accident insurance and a survivor’s income benefit. (iii) For the purposes of (i) and (ii) above, the Executive or Executive’s dependents shall pay the same percentage of the total cost of coverage under the applicable employee benefit plans as Executive was paying when Executive’s employment terminated. The total cost of the Executive’s continued coverage shall be determined using the same rates for health, life and/or disability coverage that apply from time to time to similarly situated active employees. 4.5 Death or Disability Following Termination of Employment. Executive’s Disability or death following Executive’s termination pursuant to Section 4.2 shall not affect Executive’s right, or if applicable, the right of Executive’s beneficiaries, to receive the payments for the balance of the Severance Period. The additional payments upon a Disability during the Employment Period shall not apply to a Disability that occurs after the Executive’s termination. 4.6 Beneficiary Designation. Executive may, at any time, by written notice to Fulton, name one or more beneficiaries of any benefits which may become payable by Fulton pursuant to this Agreement. If Executive fails to designate a beneficiary any benefits to be paid pursuant to this Agreement shall be paid to the Executive’s beneficiary under Fulton’s life insurance program. Section 5. Restrictive Covenants and Clawback. 5.1 Confidential Information. Executive acknowledges that through Executive’s employment with Fulton, Executive will have access to, or may contribute to, certain commercially valuable information and trade secrets belonging to Fulton (collectively, “Confidential Information,” as further defined below). Executive further acknowledges that, to safeguard its legitimate interests, it is necessary for Fulton to protect its Confidential Information by keeping it confidential. Executive acknowledges that Fulton’s Confidential Information is vital to its success and was acquired and/or developed by Fulton only after considerable expense, time, and energy. Executive acknowledges that Fulton would not otherwise disclose Confidential Information to Executive without the existence of this Restrictive Covenant and Clawback provision in this Section 5 and that the unauthorized disclosure and/or use of Confidential Information would cause Fulton to suffer substantial and irreparable harm. (a) Definition of Confidential Information: The term “Confidential Information” means any and all data and other information related to the business of Fulton that has value to Fulton and is not generally known to the public (whether or not it constitutes a trade secret). Such Confidential Information includes, but is not limited to: data or information relating to any of Fulton’s past, present, or future products or services; customer lists; customer information; fees, costs, and pricing lists or structures; mailing lists; the identity of customers; techniques of doing business; financial and profit information; investment strategies; marketing strategies; competitive information; advertising; compensation information; analysis; reports; formulas; computer software; designs; drawings; trademarks and brand names under development; accounting and

7 business methods; databases; inventions and new developments and methods, whether patentable or reduced to practice; the existence or terms of any contracts or potential contracts; plans for future business; and materials or information embodying or developed by use of any such Confidential Information. Confidential Information does not include information that is or becomes publicly available through no fault of Executive. This provision adds to, and does not limit, Fulton’s rights pursuant to any laws generally protecting confidential information and trade secrets. (b) Prohibited Use or Disclosure of Confidential Information: Executive shall not, at any time during Executive's employment by Fulton or after termination (whether voluntary or involuntary), without the express written authorization of the Board or senior management of Fulton, directly or indirectly, use, cause to be used, or disclose and Confidential Information of which Executive becomes aware, except to the extent a particular disclosure or use is required in the performance of Executive’s assigned duties for Fulton. Executive also agrees not to remove any documents, material or equipment containing Confidential Information from Fulton’s premises, except as required in the performance of Executive’s assigned duties for Fulton, and to immediately return any such documents, materials or equipment at the termination of employment (whether voluntary or involuntary, and regardless of the reason). (c) Ownership and Return of Property. All records, files, software, memoranda, reports, price lists, leads, customer lists, drawings, training materials, workflows, phone lists, plans, documents, technical information, and other tangible items (together with all copies of such documents and things) relating to the business of Fulton, which Executive shall use or prepare or come in contact with in the course of, or as a result of, Executive’s employment shall, as between the parties to this Agreement, remain the sole property of Fulton. Laptop computers, software and related data, information and things provided to Executive by Fulton or obtained by Executive, directly or indirectly, from Fulton, also shall remain the sole property of Fulton. Upon the termination of Executive’s employment for any reason whatsoever, voluntarily or involuntarily (and in all events within 5 days of Executive’s date of termination), and at any earlier time Fulton requests, Executive shall immediately return all such materials and things to Fulton and shall not retain any copies or remove or participate in removing any such materials or things from the premises of Fulton after termination or Fulton’s request for return. Executive shall not reproduce or appropriate for Executive’s own use, or for the use of others, any property, Confidential Information or Fulton inventions, and shall remove from any personal computing or communications equipment all information relating to Fulton. (d) Protected Activity. Notwithstanding the foregoing, nothing in this Agreement shall prohibit or restrict Executive from reporting, in good faith, any violations of federal or state law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, Congress, and any agency or Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal or state law or regulation. Nothing in this Agreement shall preclude Executive from filing a good- faith charge with, or participating in an investigation by, a government administrative

8 agency enforcing civil rights or other laws, such as the Equal Employment Opportunity Commission, National Labor Relations Board, or any other federal, state, or local government agency. Executive is not required to obtain Fulton’s prior authorization to make any such reports or disclosures and is not required to notify Fulton that such reports or disclosures were made. In addition, under the federal Defend Trade Secrets Act of 2016, Executive cannot be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (i) is made (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and (B) solely for the purpose of reporting or investigating a suspected violation of law; (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; or (iii) to Executive’s attorney in connection with a lawsuit for retaliation for reporting a suspected violation of law (and the trade secret may be used in the court proceedings for such lawsuit) as long as any document containing the trade secret is filed under seal and the trade secret is not disclosed except pursuant to court order. 5.2 Non-Competition. Without the prior consent of the Board or one of its committees, Executive shall not, during the Employment Period and during the one (1) year period following the end of the Employment Period or expiration of this Agreement (the “Restricted Period”), directly or indirectly, own, be employed by or a director of, provide services or consult to, any business, person or entity that is engaged within the geographic market of Fulton, in commercial banking or any other business activity in which Fulton is engaged on the date of Executive’s termination. For purposes of the foregoing, the “geographic market of Fulton” shall consist of Fulton’s CRA assessment areas as publicly available on the date of executive’s termination. Nothing in this Section 5.2 shall prohibit the Executive from (a) owning as a passive investor, in the aggregate, not more than 5% of the outstanding publicly traded stock of any corporation engaged in a competing business, or (b) accepting a position as an officer, director, employee, agent of, or consultant to another entity during the Restricted Period, in which the Executive’s new position or the corporate office of the entity are outside a 275 mile radius from where the Executive was working on the Executive’s date of termination from Fulton. In the event the Executive’s employment is terminated by the Executive for Good Reason or by Fulton other than for Cause, the covenants in this Section 5.2 shall not apply. 5.3 Non-Solicitation. During the Restricted Period, Executive shall not, directly or indirectly: (a) call upon, solicit, service or accept business from any customer of Fulton or its subsidiaries or affiliates, or in any way interfere with the relationship between any such customer and Fulton (including, without limitation, making any negative or disparaging statements or communications regarding Fulton or its current, past or future personnel); (b) request that any customer of Fulton not purchase products or services from Fulton, or curtail or cease its business with Fulton; (c) solicit, induce or entice or attempt to solicit, induce or entice any employee or independent contractor of Fulton, who was employed or engaged by Fulton

9 as of Executive’s termination date or within the twelve months preceding Executive’s termination date, to leave the employ or engagement of Fulton, or in any way interfere with the relationship between Fulton and any employee or independent contractor thereof; or (d) except with the consent of the Board or one of its committees, hire or offer employment or engagement to any employee or independent contractor of Fulton who was employed or engaged by Fulton as of Executive’s termination date or within the twelve months preceding Executive’s termination date. For the purpose of Sections 5.1, 5.2 and 5.3, Fulton shall be deemed to refer to Fulton, its successors, and all of its present or future subsidiaries or affiliates. 5.4 Injunctive and Other Relief. (a) Executive acknowledges and agrees that the covenants contained herein are fair and reasonable in light of the consideration paid hereunder, and that damages alone shall not be an adequate remedy for any breach by Executive of Executive’s covenants which then apply and accordingly expressly agrees that, in addition to any other remedies which Fulton may have, Fulton shall be entitled to injunctive relief in any court of competent jurisdiction for any breach or threatened breach of any such covenants by Executive. Nothing contained herein shall prevent or delay Fulton from seeking, in any court of competent jurisdiction, specific performance or other equitable remedies in the event of any breach or intended breach by Executive of any of its obligations hereunder. (b) In the event Executive breaches Executive’s obligations under Section 5.2, the period specified therein shall be tolled during the period of any such breach and any litigation seeking remedies for such breach and shall resume upon the conclusion or termination of any such breach and any such litigation. The remedies set forth in this Section are cumulative and in addition to any and all other remedies available to Fulton at law or in equity. 5.5 Clawback. Executive acknowledges that the Executive is subject to any and all clawback policies that may be adopted by Fulton’s Board or any committee thereof. Absent any formal clawback policy, the Executive agrees that the Executive shall be required to forfeit and pay back to Fulton any bonus or other incentive compensation paid to the Executive if: (a) a court or arbitration body makes a final determination that the Executive directly or indirectly engaged in fraud or misconduct that caused or partially caused the need for a material financial restatement by Fulton; or (b) the independent members of Fulton’s Board determine that the Executive has committed a material violation of Fulton’s Code of Conduct. Section 6. Miscellaneous. 6.1 Invalidity. If any provision hereof is determined to be invalid or unenforceable by a court of competent jurisdiction, Executive shall negotiate in good faith to provide Fulton with protection as nearly equivalent to that found to be invalid or unenforceable and if any such provision shall be so determined to be invalid or unenforceable by reason of the duration or

10 geographical scope of the covenants contained therein, such duration or geographical scope, or both, shall be considered to be reduced to a duration or geographical scope to the extent necessary to cure such invalidity. 6.2 Assignment: Benefit. This Agreement shall not be assignable by Executive and shall be assignable by Fulton only to any subsidiary or affiliate of Fulton or to any person or entity which may become a successor in interest (by purchase of assets or stock, or by merger, or otherwise) to Fulton in the business or a portion of the business presently operated by it. Subject to the foregoing, this Agreement and the rights and obligations set forth herein shall inure to the benefit of, and be binding upon, the parties hereto and each of their respective permitted successors, assigns, heirs, executors and administrators, including the restrictive covenants of this Agreement. 6.3 Notices. All notices hereunder shall be in writing and shall be sufficiently given if hand-delivered, sent by documented overnight delivery service or registered or certified mail, postage prepaid, return receipt requested or by telegram, fax or telecopy (confirmed by U. S. mail), receipt acknowledged, addressed as set forth below or to such other person and/or at such other address as may be furnished in writing by any party hereto to the other. Any such notice shall be deemed to have been given as of the date received, in the case of personal delivery, or on the date shown on the receipt or confirmation therefor, in all other cases. Any and all service of process and any other notice in any such action, suit or proceeding shall be effective against any party if given as provided in this Agreement; provided that nothing herein shall be deemed to affect the right of any party to serve process in any other manner permitted by law. (a) If to Fulton: Fulton Financial Corporation One Penn Square Lancaster, PA 17602 Attention: Chief Human Resources Officer (b) If to Executive: The address on the signature page. 6.4 Entire Agreement and Modification. This Agreement constitutes the entire agreement between the parties hereto with respect to the matters contemplated herein and supersedes all prior agreements and understandings with respect thereto. Any prior agreement, if any, shall be terminated, with no further rights or obligations thereunder due to or from either party, as of the effective date hereof. Any amendment, modification, or waiver of this Agreement shall not be effective unless in writing and agreed and executed by Fulton and the Executive. Neither the failure nor any delay on the part of any party to exercise any right, remedy, power or privilege shall preclude any other or further exercise of the same or of any other right, remedy, power, or privilege with respect to any occurrence and such failure or delay to exercise any right shall not be construed as a waiver of any right, remedy, power, or privilege with respect to any other occurrence. Any references in this Agreement to “Fulton” shall also apply to its successors and permitted assigns.

11 6.5 Governing Law. This Agreement is made pursuant to, and shall be construed and enforced in accordance with, the laws of the Commonwealth of Pennsylvania (and United States federal law, to the extent applicable), without giving effect to otherwise applicable principles of conflicts of law. In the event that either party shall institute any arbitration proceeding in accordance with Section 6.10, the City of Lancaster, Lancaster County Pennsylvania shall be the exclusive jurisdiction and venue for such proceeding. 6.6 Headings; Counterparts. The headings of sections and subsections in this Agreement are for convenience only and shall not affect its interpretation. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which, when taken together, shall be deemed to constitute but one and the same Agreement. 6.7 Further Assurances. Each of the parties hereto shall execute such further instruments and take such other actions as any other party shall reasonably request in order to effectuate the purposes of this Agreement. 6.8 Mitigation. Executive shall not be required to mitigate the amount of any payment or benefit provided for in Section 4 by seeking employment or otherwise and Fulton shall not be entitled to set off against the amount of any payments made pursuant to Section 4 with respect to any compensation earned by Executive arising from other employment. 6.9 Indemnification. Except to the extent inconsistent with applicable law and regulations, and Fulton’s certificate of incorporation or bylaws, Fulton will indemnify the Executive and hold Executive harmless to the fullest extent permitted by law and regulation with respect to Executive’s service as an officer and employee of Fulton and its subsidiaries or affiliates, which indemnification shall be provided following termination of employment for so long as the Executive may have liability with respect to Executive’s service as an officer or employee of Fulton and its subsidiaries or affiliates. The Executive will be covered by a directors’ and officers’ insurance policy with respect to Executive’s acts as an officer to the same extent as all other officers under such policies. 6.10 Dispute Resolution. The parties agree that, except as provided in Section 6.10(c), any controversy, claim or dispute of whatever nature between Executive and Fulton arising out of or relating to this Agreement, or arising out of Executive’s employment with Fulton (each, a “Dispute”), shall be subject to the mediation and arbitration provisions set forth below. (a) Mediation. The parties will first attempt to mediate the Dispute before a neutral mediator mutually agreed upon by the parties. If the parties cannot agree on a mediator within 15 days after either party provides the other with written notice of a dispute to be resolved pursuant to this Section 6.10(a), then the American Arbitration Association (“AAA”) shall be asked to designate a mediator who is available to conduct a mediation as promptly as possible. (b) Arbitration. If the mediation described in Section 6.10(a) is not successful, the parties agree to submit the Dispute to binding confidential arbitration before a single neutral arbitrator mutually agreed upon by the parties. If the parties are unable to agree on an arbitrator, either of them may request AAA to supply a list of at

12 least five possible arbitrators, and the parties shall alternatively strike names off such list until one name remains, and that person shall be appointed as the arbitrator. If AAA is unwilling or unable to provide an arbitrator list, then either party may seek an arbitrator list through AAA and then apply the strike-through procedure described above. The arbitration shall be governed by the arbitration rules of AAA or by such other rules as the parties may mutually agree. The arbitrator’s award shall be made in writing, and judgment on the award may be entered by any court of competent jurisdiction. (c) Exceptions. The parties agree that the procedures outlined in this Section 6.10 are the exclusive methods of dispute resolution, except that notwithstanding the foregoing, Fulton may bring an action in court for injunctive relief, specific performance or other equitable relief to enforce the provisions of Sections 5 and 6 of this Agreement. Should a party institute a legal action or administrative proceeding against the other with respect to any dispute without complying with the requirements of this Agreement, such breaching party shall be responsible for all damages, costs, expenses and attorney’s fees incurred by the other party in dismissing such action and otherwise as a result of such breach. 6.11 Section 409A of Internal Revenue Code. (a) Application. To the extent applicable, it is intended that this Agreement comply with the provisions of Section 409A of the Code (“Section 409A”), so as to prevent inclusion in gross income of any amounts payable or benefits provided hereunder in a taxable year that is prior to the taxable year or years in which such amounts or benefits would otherwise actually be distributed, provided or otherwise made available to Executive. This Agreement shall be construed, administered, and governed in a manner consistent with this intent and the following provisions of this Section 6.11 shall control over any contrary provisions of this Agreement. Any ambiguities herein will be interpreted to comply with Section 409A. Executive and Fulton agree to work together in good faith to consider amendments to the Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Executive under Section 409A. Notwithstanding the foregoing, in no event shall Fulton be responsible for reimbursing or indemnifying Executive for any violation of Section 409A. (b) Separation from Service. Payments and benefits that are paid under this Agreement upon Executive’s termination or severance of employment with Fulton that constitute deferred compensation under Section 409A shall be paid or provided only at the time of a termination of Executive’s employment that constitutes a “separation from service” within the meaning of Section 409A. (c) Release Payments. In the event that Executive is required to execute a release to receive any payments from Fulton that constitute nonqualified deferred compensation under Section 409A, payment of such amounts shall not be made or commence until the sixtieth (60th) day following such termination of employment. Any payments that are suspended during the sixty (60) day period shall be paid on the date the first regular payroll is made immediately following the end of such period.

13 (d) Separate Payments. For purposes of Section 409A, each payment under this Agreement shall be treated as a right to a separate payment and not part of a series of payments. (e) Reimbursements. All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during Executive’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided during a calendar year may not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other calendar year; (iii) the reimbursement of an eligible expense normally will be made within thirty (30) days of Executive’s submission of the appropriate forms and documentation in accordance with Fulton policy, but in no event later than on or before the last day of the calendar year following the year in which the expense is incurred; and (iv) the right to reimbursement or in kind benefits is not subject to liquidation or exchange for another benefit. (f) Delay in Payments if Executive is a Specified Employee. If Executive is a “specified employee” within the meaning of Section 409A at the time of Executive’s separation from service (other than due to death), and the severance payments and benefits payable to Executive, if any, pursuant to this Agreement, when considered together with any other severance payments or separation benefits, are considered deferred compensation subject to Section 409A (together, the “Deferred Payments”), such Deferred Payments that are otherwise payable within the first 6 months following Executive’s separation from service will become payable on the first payroll date that occurs on or after the date 6 months and 1 day following the date of Executive’s separation from service. All subsequent Deferred Payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if Executive dies following Executive’s separation from service but prior to the 6 month anniversary of Executive’s separation from service (or any later delay date), then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of Executive’s death and all other Deferred Payments will be payable in accordance with the payment schedule applicable to each payment or benefit. 6.12 Taxes. Any payments provided for hereunder shall be paid net of any applicable employment taxes or other withholdings required under federal, state or local law. 6.13 Severability. Each provision of this Agreement shall be considered severable. If for any reason any provision or provisions are determined to be invalid or contrary to applicable law, such invalidity will not impair the operation of or affect the remaining provisions. 6.14 Survival. The provisions of Sections 5 and 6 of this Agreement shall survive the expiration or termination of this Agreement.

14 6.15 Representation by Counsel. Executive acknowledges and agrees that Fulton has recommended a review of this Agreement by Executive’s legal counsel of the Executive’s choosing. [Signatures on the following page.]

15 IN WITNESS WHEREOF, this Agreement is executed as of the day and year first above written. ATTEST: FULTON FINANCIAL CORPORATION By: /s/ Natasha R. Luddington By: /s/ Bernadette M. Taylor Name: Natasha R. Luddington Name: Bernadette M. Taylor Title: Chief Legal Officer, Corporate Secretary Title: Chief Human Resources Officer and and Senior Executive Vice President Senior Executive Vice President WITNESS EXECUTIVE /s/ Tia P. Hashinger /s/ Kevin C. Gremer Kevin C. Gremer Address:

A-1 [EXHIBIT A]

EXHIBIT A A-1 FORM OF CONFIDENTIAL SEPARATION AGREEMENT AND GENERAL RELEASE This Confidential Separation Agreement and General Release (“Separation Agreement”) is executed by and between Fulton Financial Corporation, a Pennsylvania corporation (“Fulton”), and [_________________], an adult individual (“Executive”). WHEREAS, Executive has been employed by Fulton; WHEREAS, Executive’s employment with Fulton has terminated permanently and irrevocably, effective [Insert Date]; and WHEREAS, the parties desire to amicably resolve any and all issues and potential issues between them. IT IS HEREBY AGREED by and between the parties as follows: 1. Employment Status: The Executive and Fulton agree that Executive’s employment with Fulton terminated permanently and irrevocably, effective [Insert Date] (“Separation Date”), and Fulton has no obligation to rehire, reemploy, recall or hire Executive in the future. Executive acknowledges that Executive has received all wages, bonuses, vacation pay, and other benefits and compensation due to Executive by virtue of Executive’s employment with Fulton. 2. Separation Payments and Benefits: In accordance with Section 4.2 of Executive’s Employment Agreement, in full consideration for Executive’s signing and not revoking this Separation Agreement, Fulton shall provide Executive with the following Separation Payments and Benefits: (a) Separation Payment. Fulton shall pay Executive [his/her] regular Base Salary (as that term is defined in Executive’s Employment Agreement) for [_______ (__) months], less standard payroll deductions (“Separation Payment”). This Separation Payment will be made in accordance with Fulton’s regular payroll practices beginning as soon as practicable after the expiration of the period described in Paragraph 20 of this Separation Agreement. The Separation Payment will be mailed to Executive’s home address. [(b) Separation Bonus: Fulton shall pay Executive the total amount of $[____________], less standard payroll deductions (“Separation Bonus”). This Separation Bonus will be paid in one lump sum as soon as practicable after the expiration of the period described in Paragraph 20 of this Separation Agreement. The Separation Bonus will be mailed to Executive’s home address.] [If applicable] (c) Fringe Benefits Continuation: Executive shall continue to participate in Fulton’s employee benefit plans described in Section 3.2 of Executive’s Employment Agreement for a period of [_________________] following Executive’s Separation Date, to the extent Executive remains eligible under the applicable employee benefit plans and to the extent Executive’s eligibility is not contrary to, or does not negate, the tax favored status of the plans or of the benefits payable under the plan. If Executive is unable to continue to participate in any employee benefit plan or program provided for under this Separation Agreement, Executive shall be compensated in respect of such inability to participate through payment by Fulton to

A-2 Executive, on an annual basis in advance, of an amount equal to the annual cost that would have been incurred by Fulton if the Executive were able to participate in such plan or program plus an amount which, when added to the Fulton annual cost, would be sufficient after Federal, state and local income and payroll taxes (based on the tax returns filed by the Executive most recently prior to the date of termination) to enable the Executive to net an amount equal to the Fulton annual cost. (d) The Separation Payments and Benefits in this Paragraph 2 describe valuable consideration to which Executive would not otherwise be entitled. 3. Release of Claims: In consideration of the Separation Payments and Benefits described in Paragraph 2, and for other good and valuable consideration, Executive releases Fulton, its subsidiaries, affiliates, and all related entities, and its and their past and present officers, directors, employees, agents, predecessors, successors and assigns (“Releasees”), from all claims that Executive ever had, now has, or hereafter may have, whether known or unknown, asserted or unasserted from the beginning of Executive’s employment with Fulton through the date of this Separation Agreement. This release includes but is not limited to the following:  Claims arising under the Americans with Disabilities Act;  Discrimination, interference or retaliation claims arising under the Family Medical Leave Act;  Claims arising under Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1866, as amended, the Civil Rights Act of 1991, as amended, and the federal Equal Pay Act;  Claims arising under the Genetic Information and Non-Discrimination Act;  Claims arising under the Pennsylvania Human Relations Act;  Claims of age discrimination under the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act, or state anti- discrimination statutes, including the Pennsylvania Human Relations Act;  Claims arising under the Employee Retirement Income Security Act;  Whistle-blower Claims arising under state or federal law;  Claims arising under the United States Constitution or Pennsylvania Constitution;  Claims arising under the National Labor Relations Act, Uniformed Services Employment and Reemployment Rights Act, and the Occupational Safety and Health Act;  Claims arising under the Worker Adjustment Retraining and Notification Act;

A-3  Claims arising under any other federal, state or local law or ordinances, or any common law claim under tort, contract or any other theories now or hereafter recognized; and  Claims for any type of damages cognizable under any of the laws referenced herein, including, but not limited to, any and all claims for compensatory damages, punitive damages, and attorneys’ fees and costs. Executive also agrees that this release should be interpreted as broadly as possible to achieve Executive’s intention to waive all of Executive’s claims against the Releasees. 4. Claims Not Released: Notwithstanding any other provision of this Separation Agreement, the following are not barred by the Separation Agreement: (a) claims relating to the validity of this Separation Agreement; (b) claims by either party to enforce this Separation Agreement; (c) claims under any state workers’ compensation or unemployment law; and (d) claims that legally may not be waived. Further, it is understood and agreed that this Separation Agreement does not bar Executive’s right to file an administrative charge with the Securities and Exchange Commission (SEC), the Equal Employment Opportunity Commission (EEOC), the United States Department of Labor (DOL), the National Labor Relations Board (NLRB), or any other federal, state or local agency; prevent Executive from reporting to any government agency any concerns Executive may have regarding Fulton’s practices; or preclude Executive’s participation in an investigation by the SEC, EEOC, DOL, NLRB or any other federal, state or local agency, although the Separation Agreement does bar Executive’s right to recover any personal relief (including monetary relief) if Executive or any person, organization, or entity asserts a charge or complaint on Executive’s behalf, including in a subsequent lawsuit or arbitration, except that Executive may receive an award from the SEC under the federal securities laws. 5. IRS Issues: As required by law, Fulton will issue the appropriate IRS Form(s) W-2 at the appropriate time. 6. No Future Payments Except Those Described Herein: Except as set forth in this Separation Agreement, it is expressly agreed and understood by the parties that Fulton does not have, and will not have, any obligation to provide Executive at any time in the future with any bonus or other payments, benefits, or consideration other than those set forth in Paragraph 2 above and other than those to which Executive may be entitled under Fulton’s benefit plans, including 401(k) and pension plans, if applicable. Executive expressly acknowledges that no contributions from the payments described in Paragraph 2 above, will be made to a 401(k) or pension plan. 7. Section 409A of the Internal Revenue Code: This Separation Agreement and the Separation Payments and Benefits described in Section 2 above shall be subject to the provisions of Section 6.11 of the Executive Employment Agreement between Executive and Fulton concerning Section 409A of the Internal Revenue Code. 8. No Admission of Liability: Executive agrees and acknowledges that this Separation Agreement is not to be construed as an admission of any violation of any federal, state or local

A-4 statute, ordinance or regulation or of any duty allegedly owed by Fulton to Executive. Fulton specifically disclaims any liability to Executive on any basis. The execution of this Separation Agreement by Fulton is a voluntary act to provide an amicable conclusion to its employment relationship with Executive. 9. Restrictive Covenants: Executive agrees to abide by the Restrictive Covenants and Clawback set forth in Section 5 of Executive’s Employment Agreement, which is expressly incorporated into this Separation Agreement. 10. Non-Disparagement: Each of Fulton (on behalf of itself and its affiliated entities and Releasees or any officer, director, employee or agent thereof) and Executive agrees not to slander or defame and, except as to the matters described in Paragraph 4, otherwise disparage the other party hereto. For purposes of this Section, “Fulton” includes its affiliated entities, the Releasees, or any current, past or future officer, director, employee, or agent thereof. 11. Confidentiality: Executive agrees that the terms and conditions of this Separation Agreement shall remain strictly confidential between the parties and Executive shall not disclose them to any person outside of Executive’s immediate family, tax advisor, or attorney after first obtaining that individual’s agreement to keep the information confidential and not disclose it to others. 12. Integration and Modification: This Separation Agreement, along with Executive’s Employment Agreement and the agreements referenced therein, contain all of the promises and understandings of the parties. There are no other agreements or understandings except as set forth herein, and this Separation Agreement may be amended only by a written agreement signed by all the parties. 13. Advice to Consult Legal Representation: Executive is advised to consult with legal counsel of Executive’s choosing, at Executive’s own expense regarding the meaning and binding effect of this Separation Agreement and every term hereof prior to executing it. 14. Governing Law and Jurisdiction: This Separation Agreement shall be enforced in accordance with the laws of the Commonwealth of Pennsylvania without regard to any principles of choice of law that may otherwise be applicable, except to the extent superseded by federal law (e.g. ERISA). Executive hereby consents and agrees to the jurisdiction before a court of law in the City of Lancaster, the Commonwealth of Pennsylvania or, if filed under federal law, in the Middle District of Pennsylvania. 15. Waiver: If a party, by its actions or omissions, waives or is adjudged to have waived any breach of this Separation Agreement, any such waiver shall not operate as a waiver of any other subsequent breach of this Separation Agreement. 16. Successors: This Separation Agreement is binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, personal or legal representatives, successors and/or assigns.

A-5 17. Severability: If any provision of this Separation Agreement is or shall be declared invalid or unenforceable by a court of competent jurisdiction, the remaining provisions shall not be affected thereby and shall remain in full force and effect. 18. Executive Acknowledgements: Executive acknowledges that: (a) Executive has read this Separation Agreement and has had an opportunity to discuss it with individuals of Executive’s own choice, who are not associated with Fulton; (b) Fulton has advised Executive to consult with an attorney of Executive’s own choosing; (c) Neither Fulton nor its agents, representatives or employees have made any representations to Executive concerning the terms or effects of this Separation Agreement, other than those contained in the Separation Agreement; (d) Executive has the intention of releasing all claims recited herein in exchange for the payments and other consideration described herein, which Executive acknowledges as adequate and satisfactory and in addition to anything to which Executive otherwise is entitled; and (e) Executive has returned all things in Executive’s possession or control relating to Fulton’s business, including but not limited to a Company-issued cell phone, files, all materials relating to any client, keys, badges, or other identification, reports, correspondence, manuals, ledgers, or other proprietary material pertaining to Fulton. 19. Consideration Period: Executive acknowledges that Executive has been provided with at least twenty-one (21) calendar days following Executive’s receipt of this Separation Agreement to consider the offer of this Separation Agreement prior to entering into it. Executive agrees to notify Fulton of acceptance of this Separation Agreement by delivering a signed copy to Fulton, addressed to the attention of General Counsel, Fulton Financial Corporation, One Penn Square, Lancaster, PA 17604. Executive understands that the entire twenty-one (21) calendar day period may be taken to consider this Separation Agreement. Executive may return this Separation Agreement in less than the full twenty-one (21) calendar day period. By signing and returning this Separation Agreement, Executive acknowledges that the consideration period afforded Executive was a reasonable period of time to consider fully each and every term of this Separation Agreement, including the general release set forth in Paragraph 3. 20. Revocation Period. Executive acknowledges that Executive shall have seven (7) calendar days after signing this Separation Agreement to revoke this Separation Agreement if Executive chooses to do so. If Executive elects to revoke this Separation Agreement, Executive shall give written notice of such revocation to Fulton by delivering it to the General Counsel at the above address, in such a manner that it is actually received by Fulton within the seven-day period. [INSERT NAME] EXPRESSLY ACKNOWLEDGES THAT [SHE/HE] HAS READ THE FOREGOING, THAT [SHE/HE] HAS HAD SUFFICIENT TIME TO REVIEW IT WITH AN ATTORNEY OF [HIS/HER] CHOOSING, THAT [SHE/HE] UNDERSTANDS THE

A-6 SEPARATION AGREEMENT’S TERMS AND CONDITIONS AND THAT [SHE/HE] INTENDS TO BE LEGALLY BOUND BY IT. IN WITNESS THEREOF, the parties have executed this Separation Agreement. [INSERT NAME] FULTON FINANCIAL CORPORATION ___________________________________ ___________________________________ BY: Date_____________________ Date_____________________